INNOVID

August 28, 2015
To: Ken Markus

Re: Offer of Employment

Dear Ken:

Innovid, Inc. (the "**Company**") is pleased to offer you the position of SVP, Global Client Services, with an anticipated start date of October 5, 2015. As, SVP, Global Client Services, you will work full-time and report to Beth-Ann Eason, President, or such other person as the Company may designate from time to time. Your monthly base salary will be $16,666.67, which translates to $200,000 annually (the "**Annual Base Salary**"). The base salary will be paid semi-monthly in accordance with the Company's normal payroll procedures and will be subject to applicable withholding.

Subject to the signing and acceptance of this Offer, you will also be eligible to receive a bonus of up to the amount of $100,000 (One Hundred Thousand USD). $50,000 (Fifty Thousand USD) of this total, will be based on performance against agreed upon goals, as set forth on a quarterly basis by your manager, and will be eligible and payable evenly per quarter ($12,500 per quarter). $50,000 (Fifty Thousand USD) of this total will be based on company financial goals, as set forth on an annual basis by the CEO, and will be eligible and payable evenly per quarter ($12,500 per quarter). The above bonus structure and the performance goals shall be reviewed and may be modified and adjusted by the Company. During first quarter of your employment, bonus eligibility will be prorated based on full months employed. Bonuses will be paid according to Innovid's regular bonus payment schedule and only provided you are still actively employed in good standing at the time such commissions are paid.

In addition to your annual base salary and bonus above, and subject to the signing and acceptance of this offer, the Company will pay you a one-time bonus of $25,000 in the 2nd semi-monthly payroll following your first day of employment. However, if you voluntarily terminate your employment with the Company prior to twelve full months of employment, you will be legally responsible for paying the "unearned" portion of the $25,000 back to the Company. This $25,000 will be "earned" evenly based on the number of calendar days between your commencement date and twelve months following your commencement date.

If you decide to join us, it will be recommended to the Company's Board of Directors (the "**Board**") that you be granted a stock option to purchase 140,000 shares of the Company's common stock (the "**Option**") at a price per share equal to the fair market value per share of the Company's common stock on the date of grant, as determined by the Board. The grant of the Option will be subject to the Board's approval. The Options will vest during a period of four (4) years, with 25% of the Options vesting upon expiration of one year from the Commencement Date and the remaining 75% vesting ratably on a quarterly basis over the following three years thereafter, subject to your continued service with the Company through each applicable vesting date. The Option will be subject to all other terms and conditions set forth in the Company's Global Incentive Share Plan, as may be in force from time to time, and the applicable stock option agreement to be entered into between you and the Company. In the event of a Transaction (as defined in the Plan), subject to the terms set forth below, you shall be entitled to the following double trigger stock option acceleration benefit: if the Transaction occurs and (i) your engagement with the Company is terminated as a result of, or in connection to, such Transaction (other than in the event of termination for 'Cause', as such term is defined in the Plan); or (ii) you voluntarily terminate your engagement with the company for Good Reason (as defined below), then the stock option acceleration shall be triggered. Should this occur, one hundred percent (100%) acceleration of the above Options, which are not then exercisable and/or which have not been exercised, canceled or forfeited, shall become exercisable as of the date of such termination in accordance with the Plan and

the provisions of the Award Agreement. It is hereby clarified that you shall be solely responsible to any tax liability in respect of the Options, their exercise, sale, transfer, or otherwise. "Good Reason" means, solely for the purposes hereof, (i) a material Diminution of your duties or authority with the Company or the assignment of duties and responsibilities, which are made within six months following the Transaction, without your express consent, and which are inconsistentwith your status in the Company; or (ii) areduction in your base salary or a material reduction in your entitlement to benefits within six months following the Transaction, without your express written consent.

As an employee of the Company, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company, including, without limitation, medical and dental benefits. The Company reserves the right to modify or terminate benefits from time to time as it deems necessary or appropriate.

As an employee of the Company, you will be eligible to accrue up to 20 (twenty) working days of paid time off (PTO) for the first year of employment which shall be accrued ratably during the year. In addition, you will be eligible to 5 (five) annual sick days. The Company reserves the right to modify the PTO and sick time policy as it deems necessary or appropriate.

In the event that the Company terminates your employment for reasons other than for cause, you will be offered severance pay equal to three (3) months your base salary pay, which may be conditioned upon your execution of the company's standard form agreements and releases.

As an employee of the Company, you will be expected to abide by all Company rules, policies and procedures. This offer of employment is conditioned upon your execution of, and compliance with, the Company's Confidentiality, Non-Competition and Intellectual Property Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. The Company's willingness to hire you is based upon its understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

This offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States of America on your first day of employment.

The Company reserves the right to conduct background investigations and reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check.

The Company's offer to you is for employment at-will, which means the Company may change the terms and conditions of your employment as well as terminate your employment at any time, for any or no reason, with or without cause. In the event you choose to resign from your employment, we would request the courtesy of thirty (30) days advance notice.

The terms and conditions of employment set forth in this letter including the "at will" employment arrangement described above set forth the terms of your employment with the Company and supersedes all our prior written and oral communication with you regarding employment with the Company and can

INNOVID

only be modified by written agreement signed by the CEO of the Company and expressly noted as a contract of employment.

If you wish to accept employment with the Company under the terms set out above, please sign and date this letter and the Confidentiality, Non-Competition and Intellectual Property Assignment Agreement to follow, prior to September 11, 2015 and return both to Liel Golan's attention. If you accept our offer, your first day of employment will be October 5, 2015 (the "**Commencement Date**"). Innovid reserves the right to withdraw this offer if not signed by you by the date indicated.

Sincerely, [redacted]

Zvi [redacted]
CEO

Agreed and Accepted:

[redacted]

Ken Markus

Sep 14, 2015
Date